Exhibit 99.2

OPTICAL CABLE CORPORATION

First Quarter Earnings

March 17, 2006, 10:00 a.m. ET

Financial Relations Board

Moderator: Marilynn Meek

Operator	Good morning, ladies and gentlemen, and welcome to the Optical Cable first quarter earnings conference call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded Friday, March 17, 2006.

I would now like to turn the conference over to Marilynn Meek of the Financial Relations Board. Please go ahead.

M. Meek	Thank you. Good morning and thank you all for participating on Optical Cable Corporation’s fiscal 2006 first quarter conference call. By this time everyone should have obtained a copy of the earnings release. However, if you haven’t, please call my office at Financial Relations Board, 212-827-3777, and we’ll fax or email a copy to you immediately.

On the call with us today is Neil Wilkin, Chairman of the Board, President and Chief Executive Officer of Optical Cable Corporation, as well as other members of the senior management team.

Before we begin I’d like to remind everyone this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors including but not limited to those factors set forth in detail in the forward-looking statement section of yesterday’s press release. These cautionary statements apply to the contents of the internet webcast on www.earnings.com as well as today’s call.

I’d like to now turn the call over to Neil Wilkin. Neil, please begin.

N. Wilkin	Thank you, Marilynn, and good morning, everyone. Joining me here today at Optical Cable Corporation’s offices are Tracy Smith, our Chief Financial Officer, and Luke Huybrechts, our Senior Vice President of Operations.

We’ll begin with a few introductory remarks. We will then briefly review the financial results for the first quarter of fiscal year 2006 in additional detail and after some closing remarks I’ll answer as many of your questions as we can.

After four straight years of substantial annual net income growth, recording a net loss for the first quarter of 2006 is quite disappointing. The net loss resulted from lower than expected net sales and gross profit margins only partially offset by decreases in SG&A expenses. We believe the decreases in net sales and gross profit margins we experienced in the first quarter of fiscal year 2006 were not indicative of results for the remainder of fiscal year 2006 and strongly believe the fundamentals of the company continue to be sound.

A number of factors contributed to the decrease in net sales and gross profit margin during the first quarter compared to the same period last year. We experienced an increase in net sales in our commercial market with relatively lower gross profit margins compared to the same period last year, but this increase was offset by decreases in net sales for a number of our specialty markets which have relatively higher gross profit margins. We believe this was a result of the timing of projects and other factors affecting short term product demand.

Also during the first quarter of fiscal 2006 we experienced what we believe to be temporary short term effects of the implementation of process and system changes that are designed to ultimately provide better production scalability and better customer service.

Typically we expect to see relatively lower net sales in the first half of each fiscal year and relatively higher net sales in the second half of each year due to seasonality. We continue to evaluate whether typical seasonality patterns were a factor impacting our first quarter net sales.

Despite the results of the first quarter, we believe we are making progress towards delivering expected future financial performance while continuing to take the actions we believe are necessary to support future growth, creating capabilities and an organization that will support substantial higher sales and earnings over the longer term. Toward that end we’ve invested approximately $539,000 including deposits in capital expenditures for the first three months of fiscal 2006 and began fiscal 2006 with approximately 7% more personnel than we began fiscal 2005. We have budgeted $3.5 million in capital expenditures for the year and invested approximately $2.4 million including deposits on capital expenditures during fiscal 2005.

Now let’s review some specifics regarding our first quarter financial results. For our first quarter fiscal 2006 we reported a net loss of $220,000 or four cents per basic and diluted share compared to net income of $223,000 or 4 cents per basic and diluted share for the same period last year. This change was primarily due to the decrease in net sales and gross profit margin in the first quarter of fiscal year 2006, partially offset by decreases in SG&A expenses in the first quarter.

Net sales decreased 11.4% to $9.9 million for the first quarter compared to $11.1 million for the same period last year. We believe the decrease in net sales we experienced in the first quarter is not indicative of expected results for the remainder of the year.

A number of factors contributed to the net sales decrease in the first quarter. While we experienced an increase in net sales in what we call our commercial market compared to the same period last year, this increase was more than offset by decreases in net sales for a number of our specialty markets. We believe the timing of projects and other factors affecting product demand over the short term contributed to the decreases in our specialty markets and consequently, our overall net sales.

Also during the first quarter of 2006 we experienced an increase in fiber meters shipped but a decrease in cable meters shipped compared to the first quarter of 2005 and we experienced a change in product mix towards the lower value fibers when compared to the first quarter of 2005. We believe the changes in volumes shipped and the change in product mix also contributed to the overall decrease in net sales during the first quarter.

In addition, during the first quarter of 2006 we began the implementation of process and system changes designed ultimately to provide better production scalability and better customer service. Those changes to some extent adversely impacted our production efficiency as we began the transition to new systems and processes. As a result, we experienced what we believe to be a temporary increase in manufacturing lead times which likely contributed to lower net sales during the first quarter of fiscal 2006. We believe our process and system changes ultimately will improve the scalability of our systems and therefore the ability to better handle increased production volume, improve our plant efficiency and improve our customer service. We believe any adverse effects from these process and system upgrades will be temporary and not adversely affect net sales for the second half of fiscal 2006.

During fiscal year 2005, we did not experience the same seasonality pattern in net sales as experienced by us in fiscal year 2004 and 2003 and as previously expected during fiscal year 2005. Specifically, we typically expect net sales to be relatively lower in the first half of each fiscal year and relatively higher in the second half of each fiscal year. As we saw during fiscal year 2005, the effect of seasonality patterns can be altered by the timing of larger projects. We continue to evaluate where typical seasonality patterns were a factor impacting our first quarter of net sales.

Gross profit as a percentage of net sales for our first quarter decreased to 33.4% compared to 41.2% for the same period last year. The decrease in gross profit margin during the first quarter of 2006 resulted in part from the sale of a mix of products with lower margins as well as certain production costs being spread over lower net sales. Product mix can vary as a result of variations in both the sale of products with different fiber types and fiber counts, as well as the types of products sold into various markets. Our gross profit margin percentages are heavily dependent on product mix on a quarterly basis and may deviate from expectations based on both the anticipated and unanticipated changes in product mix.

Additionally, and as previously mentioned, during the first quarter we experienced what we believe to be temporary short term effects of the implementation of process and system changes. Further, increased compensation costs associated with the expansion of our technology and engineering department and increased costs associated with production loss during the period also negatively impacted our gross profit margin in the first quarter of 2006.

SG&A expenses decreased 13.6% to $3.7 million in the first quarter of 2006 from $4.2 million for the same period last year. SG&A expenses as a percentage of net sales were 37% in the first quarter of 2006 compared to 37.9% in the first quarter of 2005. Compensation costs have decreased when comparing the first quarter of the year to the comparable period in fiscal year 2005 largely as a result of decreases in commissions as net sales have decreased and decreases in employee incentives due to the fact that our financial results during the first quarter were less favorable than planned. The decrease in marketing cost was largely the result of targeted efforts to control SG&A costs and the timing of when certain costs were incurred.

We experienced reduced costs associated with quality certification fees in the first quarter of 2006 when compared to the same period last year primarily due to nonrecurring fees incurred in fiscal year 2005 related to our efforts throughout the year and the ultimate achievement of certain qualifications and certifications. We continue to monitor all of our expenses including SG&A in order to keep costs down while at the same time accomplishing our goal to build the company for future growth.

As of the end of our first quarter we had a cash balance of approximately $2.4 million with no outstanding debt on our bank line of credit and a total of $6.8 million in available cash. Our current credit facility expires April 18, 2006 unless renewed for another year. We expect within the next few days to execute an amendment to our current credit facility that will increase our available credit, eliminate our existing early termination fee and extend our loan for another two years.

While we expect to execute this amendment in the next few days, we can provide no assurance that the amendment will be executed within such time frame or at all. Concurrently, Optical Cable is in active discussions with a number of financial institutions in addition to our current lender regarding the establishment of a new credit facility. Even if the amendment to our current credit facility is executed, we expect to continue such discussions with a goal of establishing a more flexible financing package in the coming month or two to replace our expiring credit facility.

During the second quarter of fiscal 2006 Optical Cable completed a planned restructuring of the company’s sales and marketing teams. As a result, Optical Cable will incur severance expenses which will negatively impact SG&A expenses during the second quarter. The expected costs are approximately $285,000 before tax effect.

My expectation for the sales and marketing team is that they will focus on growing sales in our targeted specialty markets and growing sales outside of the United States while maintaining growth within the United States and in our commercial market. We continually review potential upgrades to our salesforce and we believe that at this time we are well positioned with an experienced and capable team.

In closing, despite a clearly disappointing first quarter, we believe the fundamentals of Optical Cable’s business remain sound. Furthermore, as any company undertakes the types of process and system improvements and cultural changes designed to deliver long term shareholder value and growth, it would be unusual to not have some challenging quarters.

I remain incredibly proud of the progress the Optical Cable team has made in the past couple of years. We still have substantial work ahead, but we are quite optimistic about our prospects, our opportunities and our ability to create significant shareholder value.

The company remains well positioned in the market. We are the second largest supplier of multimode fiber optic cable in North America behind Corning and the premiere manufacturer of LAN tactical fiber optic cable for the U.S. military. We believe our product line is broader than our larger competitors as OCC is willing to design and manufacture specialty products our competitors are unable or unwilling to supply. We continue to make capital investments in improved systems and processes designed to ultimately provide better production scalability and better customer service and we are very positive about our ability to grow our business and shareholder value.

Now we are happy to answer questions you may have and we’ll answer as many as we can. Marilynn, if you could please indicate or have the operator indicate the instructions for participants to call in their questions, I’d appreciate it.

M. Meek	We are taking questions only from analysts and institutional investors and in the interest of time, each person wishing to ask questions will be permitted to ask two questions. We will allow additional questions at the end if there is time. Eric, would you please give the instructions?

Operator	Ladies and gentlemen, if you have a question, please press the star followed by the one on your touchtone phone. If you’d like to decline from the polling process press the star followed by the two. You will hear a three-tone prompt acknowledging your selection. Your questions will be polled in the order they are received. If you are using a speaker phone, you will need to lift the handset before pressing the numbers. One moment, please, for the first question.

Our first question is from Kevin Wenck with Polynous Capital Management. Please go ahead.

K. Wenck	Good morning, Neil.

N. Wilkin	Good morning, Kevin.

K. Wenck	My first two questions, is what you’re calling the systems and process improvements affecting sales during the quarter, what do you think you weren’t able to ship because of that?

N. Wilkin	I don’t have a specific figure that I can give you, Kevin, but as we’ve been implementing some changes out on the production floor, it has affected our throughput. We put a team together and in a very aggressive manner have been working in the last few weeks at addressing those issues and have made substantial progress to resolving them and so I’m very pleased with the progress we’re making and we’re working to ensure that sort of issue doesn’t create a problem going forward.

K. Wenck	Instead of asking you maybe for an exact figure, are we talking maybe $100,000 to $200,000 bucks worth of volume that you weren’t able to ship because of that or $500,000 bucks?

N. Wilkin	I can’t really give you a precise figure, Kevin, and remember that while the sales were impacted by that issue we also had, as I discussed, the impact of sales in our specialty markets being lower than expected. I think it would be unfair to characterize this as simply a process and systems issue, but rather also a product mix issue.

K. Wenck	That was going to be the next question. I’m trying to break down relative to what expectations of reasonable performance might have been is how much was attributed possibly to each factor. So the next question is the projects that didn’t ship in the quarter, any help you can give us on that in terms of what that potential volume could have been?

N. Wilkin	Sure and I think again not just … it’s the timing of projects by customers. But don’t misunderstand. We’re not saying that these are projects that were in-house that the customer just delayed. What we actually saw was a decrease in demand in certain of these specialty markets and we believe that that demand is short term. We’ve seen these fluctuations before based on the timing of orders and when they come in.

As I’ve said before, most of our orders are not out of a substantial backlog. Typically what we generate in sales month to month substantially is the result not of a project backlog, but what we’re able to take in orders and actually ship during that month. But what we’re also saying and describing this as a timing issue is that we don’t believe that there’s been a fundamental change in our position in the market at this point or in the market itself that would affect sales over a longer term basis.

K. Wenck	Okay. I probably didn’t think it was what you would call backlog either, but I mean at any given time you would have some sort of sales funnel just from your ongoing relationships with your customers. And so did that sales funnel just kind of decrease and you still don’t have great market information as to why or were there specific projects that you might not have called them being in backlog, but had been under some level of discussion with potential customers that you know about the projects but the customers just haven’t committed to them yet?

N. Wilkin	I think it’s a little bit of both, but it’s more the former and what I’d also say is that based on our market information, we don’t believe that’s anything other than a temporary effect that we expect to affect the market over the longer term basis.

K. Wenck	Okay, those are my two for now. I’ll press star/one again.

N. Wilkin	Sure.

Operator	Ladies and gentlemen, if there are any additional questions please press the star followed by the one at this time. As a reminder, if you are using a speaker phone you will need to lift the handset before pressing the numbers. We have a follow up question from Kevin Wenck. Please go ahead.

K. Wenck	Maybe I’ll be able to ask more than two this time. What you’re calling systems and process improvements, could you give us a little bit more color as to what some of those things are, what the expected future benefits will be from some of the things you’re implementing now?

N. Wilkin	Sure and you’ll see when we file our 10-Q later today we’ll have a little bit more of a description in there, Kevin, too which will help you.

Specifically, we’ve been in the process of implementing an ERP system. As you know and as we’ve previously stated and as part of that process, we took the opportunity to better standardize our systems. In other words, it wasn’t just rolling out software but it was also looking at our fundamental processes and how product moves on the floor and how we could make it more efficient. Well, as part of that process, we are still processing under the old system as well so we have dual system processes and you also have folks out on the floor that are learning the new process. And as the new process and systems are being rolled out, you also have tweaks that are being made to those processes and those systems so that they’re most effective and a result of that you create some inefficiencies as people are getting up to speed as well as they’re learning the new process and that sort of thing.

And we recognized that a little bit later than I would have liked, but certainly within the last several weeks and we quickly formed essentially a strike force team to review these issues, look at the ones that were most impacting the way product was flowing through the plant and have been resolving them one by one and are making a whole of lot of substantial progress on those. And in fact I’m excited about the progress we’ve made and excited about what we’re seeing and the effects of that progress more recently post first quarter.

K. Wenck	From the progress you’ve seen so far, is stabilizing all of your processes to the new activities, it’s going to take another quarter or another two to three quarters?

N. Wilkin	It’s unclear and it’s hard for me to give you a forward-looking statement that would precisely define that. But I don’t think … While we may see some impact in the second quarter, I don’t see it impacting the remainder of the year.

K. Wenck	Okay. And then the reorganization of marketing and sales, other than us knowing that Charlie has retired, can you give us any more color as to what happened there and why you believe you have a more effective organization going forward?

N. Wilkin	Sure. I can’t give you more information about Charlie’s departure other than what we’ve put in our Form 8-K as part of that filing. It’d be inappropriate for me to do that. But what I can tell you is we’ve made some reorganizational changes in our sales group. We don’t expect to, as we’ve said in our 8-K, plan on filling a position that would replace Charlie, but instead have distributed what otherwise would be those duties among other folks in our sales organization.

We are making some changes that will allow our vice presidents of sales to better focus on increasing sales in those markets where we believe our products are particularly well suited and that’s been our market strategy for quite some time and we’re working to make sure that gets executed to the fullest extent possible.

K. Wenck	What were the prior impediments to these people who were out in the field from being more effective?

N. Wilkin	I don’t think I can really … I don’t think it’d be fair for me to comment on that specifically other than the fact that we’ve addressed what we believe are the issues that need to be addressed and positioned the company to move forward in a positive way.

K. Wenck	Okay and then the one final question is more general, but you’ve had a lot of things to do since you came into a very unstable situation and you’ve done a lot of them very well.

N. Wilkin	With a team.

K. Wenck	Thank you. The one message that I kept hearing throughout your period at the company is that we’re doing all of this to support a brighter future of the company. As you know, this past quarter was kind of disappointing. Maybe you could give us some more color as to what that brighter future looks like. I mean how a company that currently has been bumping along at a $10 to $11 million a quarter sales run rate can leverage what you’ve been putting in place and I’m not asking you for a specific forecast or projections, but what does a brighter future for the company look like?

N. Wilkin	Sure and I’ll give you a little bit of a sense of what we believe happens. Essentially we’re putting systems and processes and personnel in place that’ll allow us to scale the company’s business model to grow sales and as we grow sales, we believe we can bring a lot more dollars to the bottom line as far as a percentage of net income increase than the percentage of net increase in sales. And we’ve seen that over the past 3 years where we’ll have single digit increases in the top line, but significant increases in the bottom line.

That I think really can continue over the longer term and over the longer term our goal is to grow organically in the range of high single digits to low double digits and 10% I think is a reasonable target. And as you start to spread the fixed costs and the administrative costs over those higher sales dollars, I really believe we’re going to see significant increases in net income over the longer term.

Now a lot of the changes that we’ve been making just take a long time. We’ve built out an engineering team. We’ve made changes to our equipment out on the floor. We’ve made changes to systems and processes. We’ve hired new team members and other personnel necessary to execute this strategy and as we’ve talked about at the various shareholders meetings and on other calls, we have also been exploring opportunities that make sense where we might be able to expand our market presence or work with partners that’ll provide us better ability to increase sales and net income and that’s the plan.

But for a disappointing first quarter here, we’ve been making progress along those lines over the last couple of years and quite frankly from a financial standpoint, it’s not as dramatic as you might anticipate simply because we’ve also been incurring all these addition expenses to make sure that we’d be able to maintain a 10% or so high single digit, low double digit growth over the longer term.

K. Wenck	Okay, so what I hear implied by that answer is that the investments are for hopefully increased operating leverage on the natural sales growth rate of the company which you characterize as high single digits, low double digits. It’s not to potentially enable the company to achieve some sort of step function increase in the level of sales up to a higher growth rate?

N. Wilkin	Well, I think ... I mean hopefully when you get those systems in place you can do both because once you’ve made those improvements and you have a well oiled company running moving forward, you’re also going to see opportunities hopefully that allow us to step out of what I believe are reasonable organic projections that I’ve already stated.

I’m not discounting the opportunity to increase sales more dramatically. Obviously we want to look at those opportunities. I mean this last year saw a flurry of activity in new products that we brought to market, whether it be the 85045/8A product that no one else in the market has for the military. We also have other products that we’re now offering whether in shipboard areas and industrial applications and in other situations, oil and gas platform applications that we’re very proud of.

We’ve made an incredible amount of progress in our ROH compliance efforts which is as a lot of companies in this area have been faced with upgrading their product content to be more environmentally friendly. And so these are all substantial steps that wouldn’t otherwise have been possible if we’d had instead been focused on milking the company to maximize net income in the short term.

K. Wenck	Okay. Thanks for your help, Neil.

N. Wilkin	Thank you.

Operator	Ms. Meek, there are no questions in the queue at this time. That does conclude our question and answer session. Gentlemen, please go ahead with any closing remarks you may have.

N. Wilkin	Thank you, Kevin, for your questions, I appreciate it. I hope that my answers were helpful. And thank you to everyone for taking time to participate in our first quarter fiscal 2006 earnings call. We really do appreciate your time, your questions and your interest in Optical Cable Corporation. Have a nice weekend.

Operator	Ladies and gentlemen, this does concludes the Optical Cable first quarter earnings conference call. You may now disconnect and thank you for using ACT Teleconferencing.